February 27,1998

As of and for the year ended December 31, 1997, LIFE Financial Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, LIFE Financial Corporation had in effect a fidelity bond in the amount of $2,000,000 and errors and omissions policy in the amount of $1,000,000.


/s/Daniel L. Perl
Daniel L. Perl
President and Chief Executive
Officer

/s/L. Bruce Mills
L. Bruce Mills
Executive Vice President and
Chief Financial Officer

/s/Steven Sandoval
Steven Sandoval
Vice President